UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2014

Wowio, Inc.

(Exact name of registrant as specified in its charter)

Texas	333-184529	27-2908187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9465 Wilshire Blvd., Suite 3015

Beverly Hills, CA 90212

(Address of principal executive offices) (zip code)

(310) 807-8181

(Registrant’s telephone number, including area code)

(Former name, if changed since last report.)

Copies to:

Marcelle Balcombe, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 16, 2014, shareholders of Wowio, Inc. (the “Company”) approved by written consent an amendment to the Company’s certificate of formation to effect a one-for-ten reverse split of the Company’s outstanding shares of common stock. The amendment was approved by holders of the Company’s common stock and Series A Preferred Stock, voting together as a single class, owning shares of common stock and Series A Preferred Stock representing an aggregate of 345,411,668 votes (on a pre-reverse stock split basis), representing 71.1% of the total possible votes held by holders of the Company’s outstanding shares of common stock and Series A Preferred Stock voting together as a single class.

Effective January 21, 2014, the Company filed the certificate of amendment with the Secretary of State of Texas to effect the one-for-ten reverse split of the Company’s outstanding shares of common stock.

On January 21, 2014, the majority holder of the Company’s outstanding shares of Series A Preferred Stock, Brian Altounian (the Company’s chief executive officer), approved by written consent an amendment to the Company’s Certificate of Designation of Series A Preferred Stock, to effect a one-for-ten reverse split of the Company’s outstanding shares of Series A Preferred Stock. Mr. Altounian holds 3,300,000 shares of Series A Preferred Stock (on a pre-reverse stock split basis), representing 66% of the total outstanding shares of Series A Preferred Stock

Effective January 22, 2014, the Company filed the certificate of amendment with the Secretary of State of Texas to effect the one-for-ten reverse split of the Company’s outstanding shares of Series A Preferred Stock.

Item 5.07 Submission of Matters to a Vote of Security Holders.

See Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to Certificate of Formation

3.2	Certificate of Amendment to Certificate of Designation of Series A Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOWIO, INC.

Dated: January 23, 2014	By:	/s/ Brian Altounian
	Name:	Brian Altounian
	Title:	Chief Executive Officer

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